Exhibit 99.1

Sonic Foundry Reports Second Consecutive Quarter of Record Billings and Revenue

Company announces results of third quarter 2014

MADISON, Wis.--(BUSINESS WIRE)--August 13, 2014--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced financial results for its fiscal 2014 third quarter ended June 30, 2014, including results for the recently completed acquisitions of Mediasite KK and MediaMission BV.

Revenues showed significant improvement over third quarter 2013, increasing 41% or $11.3 million in 2014, up from $8.0 million recorded last year. This reflects the impact of acquisitions and large customer deployments, including University of Leeds in Great Britain. Gross margin rates were similar to last year despite recognition of lower-priced, high-volume transactions. Below are selected GAAP financial highlights:

	Consolidated			Sonic Foundry Only
	Quarter Ended June 30,			Quarter Ended June 30,
			Percent			Percent
	2014	2013	Change	2014	2013	Change
Revenue:
Total	$11.3M	$8.0M	41%	$10.0M	$8.0M	25%
Product and other	6.2M	4.2M	46	5.9M	4.2M	39
Service	5.1M	3.8M	35	4.2M	3.8M	10
Support and maintenance	2.2M	2.0M	10	2.1M	2.0M	5
Event services	2.9M	1.8M	63	2.0M	1.8M	16
Gross margin	7.8M or 69%	5.6M or 70%		6.9M or 69%	5.6M or 70%
Net income	33K	40K		260K	40K
Net income / share	.01	.01		.06	.01
Cash	3.9M			458K
Unearned revenue	9.3M	8.8M		8.3M	8.8M

Below are selected Non-GAAP highlights:

	Consolidated			Sonic Foundry Only
	Quarter Ended June 30,			Quarter Ended June 30,
			Percent			Percent
	2014	2013	Change	2014	2013	Change
Billings:
Total	$11.7M	$8.5M	38%	$10.1M	$8.5M	19%
Product and other	5.7M	4.4M	30	5.4M	4.4M	23
Service	6.0M	4.1M	46	4.8M	4.1M	15
Support and maintenance	3.0M	2.5M	18	2.6M	2.5M	2
Event services	3.1M	1.6M	91	2.2M	1.6M	36
Non-GAAP Net income	857K	1.0M		903K	1.0M
Net income / share	.20	.26		.21	.26

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, one –time acquisition costs, one-time patent charges, net step up gain on investment in MSKK, depreciation and amortization, provision for income taxes and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

As of June 30, 2014, $9.3 million of revenue from services was deferred, of which the company expects to realize $3.1 million in the quarter ending September 30, 2014. Services revenue, which includes Mediasite customer support contracts, training, installation, rental, event and content hosting services, is recognized over the life of the contract.

International product- and service-consolidated billings accounted for 36 percent of Sonic Foundry’s overall billings, compared to 27 percent in the third quarter of fiscal 2013. University of Leeds had a significant impact on both the percentage of billings coming from existing customers and on the percentage of billings from international.

The company completed a settlement agreement in the patent infringement case brought by Astute Technology. Under the agreement, Sonic Foundry paid a net $367 thousand in June and agreed to pay the same amount in November and in April 2015 for a total of $1.1 million. The lawsuit was dismissed in June 2014. The company recorded a total charge of $428 thousand related to the past use of the patents, $400 thousand of which was recorded as an estimate in the quarter ended March 31, 2014. As a result of this settlement, the company obtained a license for the use of certain patents. The company calculated the future value of the license at $672 thousand and recorded it as an asset in the third quarter, which will be amortized through 2020. In addition to settlement costs, the company expensed $313 thousand in legal costs in the third quarter.

Sonic Foundry-Only Highlights:

Recurring My Mediasite billings reached $615 thousand during the quarter, an increase of $397 thousand, or 182 percent, year over year. Revenue will be recorded over the period covered by the license and therefore had a minimal impact on revenue during the current quarter.

Seventy-two percent of billings were to existing customers, compared to 80 percent during the same period last year, with 62 percent to education customers and 15 percent to corporate customers.

Sonic Foundry continued to execute key provisions of its contract with University of Leeds during the third quarter which included delivering more than 100 additional recorders, and completing advanced integration services. All hardware product revenue, totaling approximately $1.4 million, was recognized in the third quarter. The Leeds transaction totaled approximately $1.7 million, including support and other deferred services recognized during the life of the contract.

Mediasite KK:

Mediasite KK experienced a delay in expected system deployments and event-capture services. The delay changed Mediasite KK’s expected third quarter loss from $100 thousand to approximately $200 thousand. Mediasite KK expects to recoup the shortfall in revenue and income by the quarter ending March 2015.

“We’ve worked tirelessly over the last year to realize our strategic vision of expanding our global footprint and driving customer satisfaction. As a direct result of that hard work we delivered record billings and revenue for the second straight quarter,” said Gary Weis, CEO of Sonic Foundry. “During the third quarter we finalized the settlement with Astute Technology, putting an end to the associated legal fees and distraction, and completed the integration of our acquisitions. With one-time costs behind us, increased revenue from recurring license fees, new products and contribution from subsidiaries, we expect to see significant improvement in profit in our fourth fiscal 2014 quarter and fiscal 2015.”

While Sonic Foundry reiterates the fiscal 2014 guidance of $39 million of billings for its core business and large transactions of between $1 million and $2 million, the company’s outlook for fiscal 2014 pre-tax income was significantly affected by unusual and non-recurring items. These one-time transactions include transaction costs associated with both acquisitions of $490 thousand; $713 thousand in legal costs and $428 thousand related to settlement costs associated with Astute Technology. With these events, combined with Mediasite KK’s delays in deployment and a mix of greater recurring but deferred billings, the company is revising its expectations of pretax earnings before the one-time patent charge from 2 percent to 4 percent of revenue forecast earlier to break-even.

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2014 third quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 90 days.

EXPLANATION OF NON-GAAP MEASURES

To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Our non-GAAP financial measures reflect adjustments based on the following items:

  Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.
  Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.
  Provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is primarily associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes as well as non-cash tax associated with the step up gain on investment in MSKK. The result is a non-cash expense and liability that will never be paid.
  Acquisition costs: We have excluded the effect of the acquisition costs related to the purchases of MediaMission B.V. and Mediasite KK. These acquisition costs are a one-time expense for the first quarter of fiscal year 2014 and we have excluded the effect of these acquisition costs from our non-GAAP net income for fiscal year 2014.
  Patent charge: We have excluded the financial statement effects of the charge related to licensing of patents from Astute Technology. These costs were a one-time charge and we have excluded the effect from our non-GAAP net income for fiscal year 2014. We will also exclude the effects in future quarters for the amortization expense of the patent license.
  Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with FASB Accounting Standards Codification subtopic 718, Compensation-Stock Compensation. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted leader for video capture, management and webcasting solutions in education, business and government. The patented Mediasite Enterprise Video Platform transforms communications, training, education and events for 2,800 customers in 58 countries. The company empowers organizations to reach everyone through the power of video; accelerating knowledge-sharing, preserving valuable content, building stronger teams and getting results.

© 2014 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)
	June 30,	September 30,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$3,933	$3,482
Accounts receivable, net of allowances of $120 and $90	10,249	6,885
Inventories	2,353	1,447
Prepaid expenses and other current assets	1,235	805
Total current assets	17,770	12,619
Property and equipment:
Leasehold improvements	968	852
Computer equipment	5,902	5,296
Furniture and fixtures	915	581
Total property and equipment	7,785	6,729
Less accumulated depreciation and amortization	4,362	3,449
Net property and equipment	3,423	3,280
Other assets:
Goodwill	11,415	7,576
Minority interest in Mediasite KK	-	385
Customer relationships, net of amortization of $124 and $0	2,538	-
Software development costs, net of amortization of $207 and $75	325	458
Product rights, net of amortization of $10 and $0	662	-
Other intangibles, net of amortization of $155 and $135	658	15
Total assets	$36,791	$24,333

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$-	$-
Accounts payable	2,135	1,513
Accrued liabilities	2,430	1,204
Unearned revenue	8,132	6,470
Current portion of capital lease obligation	207	223
Current portion of notes payable to bank	997	634
Current portion of subordinated notes payable	2,249	-
Total current liabilities	16,150	10,044

Long-term portion of unearned revenue	1,145	648
Long-term portion of subordinated note payable	338	-
Long-term portion of capital lease obligation	217	149
Long-term portion of notes payable to bank	1,379	133
Leasehold improvement liability	426	445
Deferred tax liability	4,367	2,210
Total liabilities	24,022	13,629

Stockholders' equity: Preferred stock, $.01 par value, authorized 500,000 shares; none issued	─	─
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	─	─
Common stock, $.01 par value, authorized 10,000,000 shares; 4,249,748 and 3,999,634 shares issued and 4,237,032 and 3,986,918 shares outstanding	43	40
Additional paid-in capital	193,911	190,653
Accumulated deficit	(181,084)	(179,556)
Accumulated other comprehensive loss	94	(238)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	12,769	10,704
Total liabilities and stockholders' equity	$36,791	$24,333

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,

	2014	2013	2014	2013
Revenue:
Product	$6,016	$4,170	$12,883	$9,969
Services	5,096	3,782	14,160	10,837
Other	155	61	308	189
Total revenue	11,267	8,013	27,351	20,995

Cost of revenue:
Product	2,651	1,955	5,489	4,629
Services	827	447	2,178	1,198
Total cost of revenue	3,478	2,402	7,667	5,827
Gross margin	7,789	5,611	19,684	15,168

Operating expenses:
Selling and marketing	4,719	3,652	12,165	9,681
General and administrative	1,670	779	4,248	2,428
Product Development	1,449	1,071	4,078	3,115
Patent Charge	28	-	428	-
Acquisition costs	-	-	490	-
Total Operating Costs	7,866	5,502	21,409	15,224
Operating income (loss)	(77)	109	(1,725)	(56)

Gain on investment in MSKK	-	-	1,391	-
Equity in earnings of investment in MSKK	-	11	38	179
Other expense, net	(59)	(20)	(160)	(69)
Income (loss) before income taxes	(136)	100	(440)	(54)
Provision for income taxes	169	(60)	(1,072)	(180)
Net income (loss)	$33	$40	$(1,528)	$(126)

Income (loss) per common share:
Basic net income (loss) per common share	$0.01	$0.01	$(0.36)	$(0.03)
Diluted net income (loss) per common share	$0.01	$0.01	$(0.36)	$(0.03)

Weighted average common shares
– Basic	4,246,265	3,938,038	4,147,938	3,915,339
– Diluted	4,393,022	3,984,437	4,147,938	3,915,339

Non-GAAP Consolidated Statements of Operations
(in thousands, except for per share data)

	Fiscal Quarter Ended			Fiscal Quarter Ended
	June 30, 2014			June 30, 2013

	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$11,267	$438	$11,705	$8,013	$483	$8,496
Cost of revenue	3,478	-	3,478	2,402	-	2,402
Total operating expenses	7,866	(555)	7,311	5,502	(439)	5,063

Income (loss) from operations	(77)	993	916	109	922	1,031

Gain on investment in MSKK	-	-	-	11	-	11
Other expense, net	(59)	-	(59)	(20)	-	(20)
Provision for income taxes	169	(169)	-	(60)	60	-
Net income (loss)	$33	$824	$857	$40	$982	$1,022
Basic and diluted net income per common share	$0.01	$0.19	$0.20	$0.01	$0.25	$0.26

(1) Adjustments consist of the following:

Billings		$438			$483
Depreciation and amortization		328			301
Provision for income taxes		(169)			60
Stock-based compensation(2)		199			138
Patent charge		28			-
Total non-GAAP adjustments		$824			$982

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$130			$91
General and administrative		12			9
Product development		57			38

Total stock-based compensation		$199			$138

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)
	Nine Months Ended June 30,
	2014	2013
Operating activities
Net loss	$(1,528)	$(126)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Gain or equity in earnings on investment in Mediasite KK	(1,429)	(179)
Amortization of other intangibles	150	15
Amortization of software development costs	133	30
Amortization of product rights	10	-
Depreciation and amortization of property and equipment	919	826
Deferred taxes	1,118	180
Stock-based compensation expense related to stock options	679	485
Provision for doubtful accounts	30	-
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(2,401)	(2,110)
Inventories	(382)	(89)
Prepaid expenses and other current assets	(330)	(18)
Accounts payable and accrued liabilities	92	297
Other long-term liabilities	(66)	(66)
Unearned revenue	1,652	938
Net cash (used in) provided by operating activities	(1,353)	183

Investing activities
Software development costs	-	(533)
Purchases of property and equipment	(562)	(804)
Cash received in Mediasite KK acquisition, net of cash paid	1,281	-
Cash paid for MediaMission acquisition, net of cash acquired	(119)	-
Net cash provided by (used in) investing activities	600	(1,337)

Financing activities
Proceeds from notes payable	1,974	-
Payments on notes payable	(923)	(500)
Payment on debt issuance costs	(49)	(20)
Proceeds from exercise of common stock options	243	352
Proceeds from issuance of common stock	32	23
Dividends from investment in Mediasite KK	-	22
Payments on capital lease obligations	(179)	(123)
Net cash provided by (used in) financing activities	1,098	(246)
Changes in cash and cash equivalents due to changes in
foreign currency exchange rates	106	-
Net increase (decrease) in cash and cash equivalents	451	(1,400)
Cash and cash equivalents at beginning of period	3,482	4,478
Cash and cash equivalents at end of period	$3,933	$3,078

CONTACT:
Sonic Foundry, Inc.
Tammy Jackson, 608.770.9052
For investor inquiries: investor@sonicfoundry.com
or
For media relations: tammy@sonicfoundry.com